Exhibit 13.4

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Early Access to Marilyn by Andy Warhol
To: Colin Johnson

Inbox - colin@freeport.app 9:29 AM

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Introducing: *Marilyn*

Scroll for early access

Share Price: $53.81
Minimum 10 shares

Total Shares: 10,000
Maximum 1,000 investors

Provenance: Collection of Jane Holzer
Size: 36" x 36"
Coming May 2023

Andy Warhol's 1967 *Marilyn* is the crown jewel of Warhol's series, consisting of 10 prints of the pop culture icon, each in a different colorway. This iconic pink Marilyn comes from one of New York's premier art collectors and Warhol superstar, "Baby" Jane Holzer. Once kept from public view, this print will soon be available exclusively to Freeport investors.

Note: There will be limited availability, with only 1,000 investors (maximum) permitted per piece.

More details to come closer to launch.

Share Price: $53.81
Minimum 10 shares

Total Shares: 10,000
Maximum 1,000 investors

Provenance: Collection of Jane Holzer
Size: 36" x 36"
Coming May 2023

Andy Warhol's 1967 *Marilyn* is the crown jewel of Warhol's series, consisting of 10 prints of the pop culture icon, each in a different colorway. This iconic pink Marilyn comes from one of New York's premier art collectors and Warhol superstar, "Baby" Jane Holzer. Once kept from public view, this print will soon be available exclusively to Freeport investors.

Note: There will be limited availability, with only 1,000 investors (maximum) permitted per piece.

More details to come closer to launch.

Early Access to Marilyn

Refer 3 friends

You'll receive 24 hour early access to invest in the initial launch collection when you refer three friends.

Visit the link below to track your progress.

REFER A FRIEND

Bonus: Your friends get early access too!

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Past price trends are not indicative of future price trends and are not intended to be a proxy for historical or projected future performance of any specific artwork or offering. Our materials may present comparisons between the historical price performance of a segment of the art market and other investment asset classes, such as stocks, bonds, real estate, and others. There are important differences between art and other asset classes. Our materials may also include historical appreciation information based on auction sales and price trends. Such information is not intended to be indicative of returns that would have been achieved during such periods. Historical artwork appreciation rates and investment performance may differ significantly due to fees, expenses and other factors.

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Freeport in the News

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Friends,

Given the rapid influx of new users from last week's media, we want to highlight a few fun snippets and also clarify points that some publications may have missed. First, a few quotes:

"These aren't NFTs. These are tokenized securities...Tokenized securities are touted by many as the future. Freeport presents another vision of how that might work for art investments."

Axios

Tokenization has been a hot-topic lately as it is now being viewed as a viable means for gaining exposure to previously inaccessible asset classes...major investment firms like Blackrock have brought attention to this potential...

Securities.io

"Despite both leveraging blockchain technology (some platforms offer fractionalized shares of fine art off-chain), NFTs and tokenized art are substantially different asset classes that represent two distinct types of investments."

classes that represent two distinct types of investments."

Nasdaq

And some points of clarification:

- Freeport offers fungible tokens that represent real equity shares backed by incredible pieces of physical art - not NFTs.
- The completed review with the SEC does not signify any endorsement of investments
- Tokens can only be purchased on Freeport, not DeFi platforms (for now!)

We take pride in ensuring all of our future investors are well informed. As always, please reach out to hello@freeport.app if you have any questions.

As a little surprise for those who made it to the end, here's a sneak peek of the upcoming collection!

Behind the scenes: The Warhol Collection

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F **Freeport**
Big news & early access to the launch collection!
To: Colin Johnson

Inbox - colin@freeport.app 2:57 PM

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Coming Soon: The Iconic Warhol Collection

理由なき反抗

Friends,

We've got fantastic news to share. Our SEC review is complete and the inaugural collection will be open for investment soon. That means you'll be able to purchase shares in four of the most iconic Andy Warhol works of all time.

They include: *Marilyn, Mick Jagger, Rebel Without a Cause*, and the spectacularly rare *Double Mickey*. These pieces of American pop culture history have - until now - been reserved for the ultra rich. Soon you'll able to purchase shares yourself, starting under $200. Learn how it works here.

rich. Soon you'll able to purchase shares yourself, starting under $200. Learn how it works here.

Space is limited. We're allowing no more than 1,000 investors for each piece. See how to get 24 hour early access to the sale below.

Get Early Access

Refer 3 friends

You'll receive 24 hour early access to invest in the initial launch collection when you refer three friends.

Visit the link below to track your progress.

REFER A FRIEND

Bonus: Your friends get early access too!

3D Gallery Updates

Explore your gallery space before the first collection arrives. It's been revamped and now displays the number of likes and views on assets.

VISIT GALLERY

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All right, so real paintings or not, Prince Real. Real paintings. Real paintings. Indeed real. And that is real Warhols. Yes.

That is our significant differentiator here, is that, uh, unlike other folks who are in the Web three space, and we, you know, we don’t have to get too deep into the details of what’s going on there, but we’re actually getting approval to offer securities. And these securities represent. Uh, an investment ownership share in real Warhols.

Uh, and these real Warhols are going to consist of a Marilyn Monroe, a double Mickey, a Mac Jagger, a James Dean, and one called Shoes. So it’s an incredibly iconic collection.

[Display]
An affiliate of Freeport is anticipating making an offering of securities under Tier 2 of Regulation A. No money or other consideration is being solicited and, if sent in response, will not be accepted. No offer to buy securities can be accepted, and no part of the purchase price can be received, until an offering statement filed with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification by the SEC or as stated in the offering materials relating to an investment opportunity, as applicable. An indication of interest involves no obligation or commitment of any kind.

View offering circular.

 We are back and again, thank you so much for being with us on this wonderful Monday. We are gonna make it wonderful, right? That is our commitment. Got a great guest to start the show off to start the week off with, please welcome Colin Johnson. Very impressive resume. Started off with American Express and then went over to Apple where he was in charge of Apple Pay and grew that to some 50 million users.

After that, he transitioned into some full-time. Three space and help create a really interesting program involved in the environment. And I hope we have a few minutes to talk about that. He raised a lot of money for climate change, but now he has started and is c e o and co-founder of a company called Freeport.

It looks absolutely fascinating. I’ll let him describe it, but more or less it allows you to invest in, I think, real art. N f t version. I, I’m, I’m gonna let him explain it. It’s art investing. It’s a cool business. I want some of the stuff. I’m on the website right now. Welcome, Colin. How are you doing?

Thank you, Jim.

I’m doing fantastic and I’m, I’m happy to clarify, uh, exactly what it is we’re up to. Sometimes it can be a little difficult to understand immediately, but very, very excited to be here.

All right, so real paintings or not, Prince Real. Real paintings. Real paintings. Indeed real. And that is real Warhols. Yes.

That is our significant differentiator here, is that, uh, unlike other folks who are in the Web three space, and we, you know, we don’t have to get too deep into the details of what’s going on there, but we’re actually getting approval to offer securities. And these securities represent. Uh, an investment ownership share in real Warhols.

Uh, and these real Warhols are going to consist of a Marilyn Monroe, a double Mickey, a Mac Jagger, a James Dean, and one called Shoes. So it’s an incredibly iconic collection. Uh, and what we plan on doing here is really giving access to people, to this type of fine art who could never access it before we, we really fundamentally believe.

little bit crazy that only the top 1%, uh, of humans and especially those in the United States, are able to afford these types of paintings, are able to afford this asset class. Uh, and our technology allows us, uh, to give that access to effectively anyone who can afford to pay a few hundred bucks. Uh, so at the core, that’s what we’re up to, but there’s a lot of other fun stuff that’s going on underneath the hood in addition to the actual, uh, physical investment.

All right, let’s finish that though first, and then we’ll go underneath your hood. Okay? Sure. So do you really own these paintings? and then you’re splitting them up like you would a timeshare or, I mean, not a, like, you’re just splitting them up amongst a thousand people or five. Five, yes. Right. So where will the paintings actually be at your house or

They won’t be on my wall, I’ll say that. Uh, no. So, so I can walk through in very simple steps exactly how this works. Okay. And we’re, we’re doing it this way. Regulation sort of dictates it, right? Um, but it’ll make sense as I walk through. So basically we take a painting, we purchase a painting, right? Um, and then we take that painting and we give it to an L L C.

In that LLC, we can then issue ownership shares in and then people can purchase ownership shares in that llc whose sole asset is the piece of art. Uh, and by virtue of creating this sort of construct, we can allow people to have exposure to the fine art itself. By owning shares in a company that owns the painting now, where the actual painting is, uh, will actually be in a vault in New York City, uh, is our current plan.

There’s this incredible place, it looks like Gring gets vault from Harry Potter, frankly, uh, in this building in Manhattan. So the art will be stored there to start. In the future, we have plans to develop, uh, galleries and different locations for, for owners to come and visit the actual art itself. But for now, uh, we’ll have the art safely and securely vaulted and insured, uh, in a location here in the United States.

Um, and these companies that hold the art again, are all, uh, they’re Delaware organizations. It’s all onshore here in the us. Uh, and everything that we’re doing is going through the standard s e c regulatory approach .All right, and so how much did the fi are there five or six? There are five of them. Sorry. How much did it cost to buy them?

Yeah, there’s a total of 2.26 million worth of assets., uh, split five different ways. So each of them will be its own sort of individual investment opportunity. And the minimum price is around $217, I believe, for the James Dean. And the most expensive piece that we have is the Double Mickey, which is an incredible piece.

It’s got sort of diamond dust on it, uh, and it’s very rare, one of 25, and that’s gonna start around $850. All right. And then our hope is that they appreciate and someone wants to buy them 10 years from now, and we double our. That is certainly the hope. Now we cannot guarantee any type of returns.

Obviously, uh, the s e c does not like when people speak that way in regards to the secur are offering. So, yes, so, so I will, I’ll clarify that. The art market, if you look historically at the art market 100, which is an index of the top 100 artists. Right. Uh, and Andy Warhol is one of those, uh, the price appreciation has done better than the s and p 500 consistently over the past, uh, let’s say 22 years.

So what we, what we hope to do is offer exposure to that same type of asset class to people that couldn’t get it previously. Because remember, those top 100 artists are fo are, you know, averaging over a million dollars per piece. Let’s just say not, not all the time, but very often they’re averaging over a million dollars per piece.

Um, I can’t just go buy a million dollar piece of art and get access to that exposure, excuse me, exposure to that asset class over time. But now you can get exposure to that asset class by virtue of purchasing shares, uh, in what Freeport is offering. So, uh, that’s the fundamentally different approach. And the thing that we care a lot about is letting people access again, this asset class that has been so difficult to, uh, gain access to historically.

Right. But every once in a while, you’re gonna be able to sneak in and take a date there., maybe every now and again I’ll go, I’ll go and take a little look. It is a fun building to be inside of, and the art pieces are incredible. I don’t, you know, if folks haven’t seen pieces by Warhol in person before, uh, they absolutely should.

Uh, they’re massive. They’re bright, they’reBold., and they really take American icons, a lot of American, but really international icons, um, and display them in a light that, uh, it’s almost cynical. It kind of makes fun of them a little bit. It makes fun of consumerist culture a little bit, but it does it in a tasteful way.

Um, so they’re, they’re really fantastic pieces and you know, I, I’d be lying if I said I wasn’t interested in going to take a peak every now and again. Right. Well, they. Beautiful works of art. They’re also a lot bigger than I originally thought. So now that I’m, I’m on your gallery page now, all signed in and everything to your site.

And by the way, it’s a beautiful website. The awesome building where the art is displayed is beautiful. And therefore, your pictures are beautiful and this art looks really, really great there. Interestingly. You picked the, I picked the most expensive one. The Mickey is the one that I will probably choose to invest in.

Now. See, Colin, here’s my next question, and here, I’m afraid I’m gonna get the wrong answer. I now want, sure. If I’m gonna invest $800, I want a hundred dollars of that. Creating as beautiful a copy print that is, we could, so that I can hang it in my living room and say, okay, I own that piece of art. And then have to explain it and stuff.

And then what you get out of it is I will advertise your business to every single person, including the plumbers that come into my house, .. So, all right, here’s the one catch on that front, right? So when you’re reproducing works like those by Andy Warhol, there are some copyright considerations to be had, but you and you need need to make sure.

What’s that? You own the art. Surely you can copy. Yeah. Well sure. You own the art and we can therefore display the art to you so you can see that, hey, this is the thing that, that I’m invested in. Right? But when you recreate the art, any kind of reproduction starts to get into um, kind of testy waters. And even though you may.

Uh, invested in the physical piece itself, copyright laws, and we could do in a, you know, we could have an entire conversation on copyright laws. It may not interest people. Uh, but, uh, it, it, you get into test your water and it’s pretty easy to be sued if you don’t have the right. To recreate something. So, and this is something a lot of folks don’t know, even if you own a physical piece of art, it doesn’t necessarily mean you can recreate that, uh, especially in a digital format, which doesn’t sound sane.

Uh, but that is the current sort of state of affairs here in the US at least. That is insane. That makes absolutely no sense, if I buy a painting, You know, I can understand buying a piece of land in New York City and not owning the air rights, you know, cuz that’s been long established. Because there are different things than a piece of property.

There are the mineral rights underneath. There’s the right to build something. You know, here in Georgia, a lot of the island real estate is owned by the state government, but you get a 99 year lease on it. So you can build a property. But you don’t own the land underneath it. You have the right to build, but not the right to own.

So I understand that. Yep. But a painting is different. Colin, it’s like saying own, don’t own a force, but I can’t put it in my mouth. All right, let me, uh, let me for a second, take the counterpoint, and I don’t like to take the counterpoint, but in defense of artists themselves, um, you know, if we don’t protect the things that they create, the actual imagery that they create, it disallows them to have the revenue streams that encourage them to continue making beautiful things.

Okay. So I’ll make that statement, but then I’ll tell you up that. But they don’t sell. If they don’t, you know, at the beginning when they sell you the painting, you then have to Yes. If they. Make it explicit right then that they’re not selling you the digital rights. If you buy the painting, you walk away, you have bought the digital rights, says Jim Beach.

Say it . I would just want everyone who’s listening to ensure that they check with, uh, legal representative, any advisor before, before making any decisions. . Okay? Yeah. So in other words, you’re not gonna send me a print to hang in my living., we will not currently send you a print, but to be clear, that’s because we know that the, there’s an Andy Warhol Foundation, uh, and they maintain the rights to reproduce these assets.

Okay? This is just our first collection, right? So you, you could imagine us having a Picasso or having a. Uh, uh, da Vinci as an example, and they are well outside of the range of copyright protection. So the law there is for 70 years after the death of the artists, you cannot create, you know, a new asset.

But once they pass, you certainly can. So that’s actually why you see like Van Gogh’s, starry Night, those sort of museums popping up everywhere. I’m not sure if you’re familiar with them. I went, that was a great. Yeah, I, so I went to one in San Francisco as well when I live there, but they can do that now because the rights to all the art are in the public domain.

So you could go make your own Van Gogh, uh, exhibit if you were so inclined, Jim. Uh, so anyways, that art, once it’s sort of in the public domain, we absolutely have considered, um, you know, what the process might look like to get physical prints made, and we will at that point in time. But the, you know, the ones that still maintained.

That copyright barrier, we cannot to start, you know, you gotta respect copyright laws. We’re totally about that. Um, yeah. So, all right, Colin, let’s switch tracks. How’d you get this idea? This is certainly a interesting one. What’d you do first? Uh, talk to us about the ideation six months before you started the business.

Yeah, absolutely. So I’ve been in payments for quite a long time. I’ve been in marketing for quite a long time, and I’ve. Blockchain for quite a long time. Uh, and this is sort of, uh, an amalgamation of all of those things. I actually, uh, had been looking for a reason I, I’d worked in tech. I was at Apple, as you mentioned for quite a while, managing marketing for Apple Cash.

And I’ve been looking for a way to get into Web three because I think it’s a fundamentally inspiring new sort of category, uh, or a new technology. And what ended up happening is a close family friend of mine came to me actually, and. Hey, Colin, I’ve got all these Warhols. He’s been a dealer in New York City, uh, for, for quite a while now.

He said, how can we get involved with blockchain? He saw a lot of artists that were moving from the legacy art space into the blockchain space. Um, and it was, it’s kind of like the cool hot thing to do, right? It, it’s, it’s changing the culture of art. And I said, well, you know, you’ve got this incredible artwork and we’ve got capabilities on Shane, but things start to look like a security.

If you take a physical piece of artwork. wanna sell it on the blockchain, especially if you fractionalize. Uh, so we said, uh, maybe we shouldn’t do that. But then we said, well, okay, what if it, what if it is a security? What if we actually went and we did the proper thing, unlike a lot of web three groups, uh, and we went to the S E C and said, Hey, this is what we’re looking to do.

Um, will you qualify the sort of offering? And we decided that we could go that route. Right? Um, so basically it was, it was this combination of me wanting to be in web three and me having been in payments and sort of the marketing, consumer marketing space, and then having this incredible opportunity. Uh, placed in front of me to have really valuable art, uh, that we can offer to, to users.

Uh, and then we’ve just been building on sort of the brand voice from there and what it really means to offer fractional access and the democratization, uh, allowing many, many humans to own a thing rather than just one sort of. Very stuffy, wealthy person who, who keeps it in their attic for a long time.

Uh, and we liked where that was heading. So Freeport was born, um, and we’ll be launching in a couple of months, which is incredibly exciting. Yes. So the first step was the s e c and we need to read something Colin. So let’s go ahead and take care of that. So neither of us get sued. So you have someone from the s e C.

This makes me feel like it’s real now. Uh, yes, we have to do this. So go ahead and make ourselves legal please. This, this is one of those things that you look at and you as a marketer, right, and I’ve been marketing at Apple and Amex and you like clean copy and you like things to be simple and you hate complications.

This is one of those things that’s a complication, but it’s a helpful complication in that it justifies or it sort of verifies that we’re, we’re taking the right approach to this. So this is, uh, the test. The waters disclosure. Everyone should pay attention. Um, it’s, it’s relatively important, so I’ll just read this out quickly here.

An affiliate of Freeport is anticipating making an offering of securities under Tier 2 of Regulation A. No money or other consideration is being solicited and, if sent in response, will not be accepted. No offer to buy securities can be accepted, and no part of the purchase price can be received, until an offering statement filed with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification by the SEC or as stated in the offering materials relating to an investment opportunity, as applicable. An indication of interest involves no obligation or commitment of any kind.

End quote, and I’ll take a breath. Clear as mud. Clear as mud. Yes. At, at its core, what that means, by the way, is hey, the, the offerings aren’t available right now. We’re talking about how they’ll be available in a couple of months, and we need to make it clear to investors that there’s no way for them to make a purchase and that we can’t accept their requests, uh, until we’re actually live.

So it’s just one of those disclosures that the s e c, um, likes folks to, to let people know about, uh, before they’re actually, uh, ready to sell. Alright. . My lawyers are now happy. . Mine too. Mine too. All right, so how do you benefit from this, Colin? Do you get like a certain percent management fee? How did that get structured?

Sure, sure. I, I thought you were gonna say philosophically, how do I benefit from starting a company? And I, and I would say there’s a lot of pain first. Um, but yeah, we, we take a fee, uh, that is proportionate to the, the costs of the assets upfront. And then there is also. Um, effectively a management fee, but the management fee really, and that’s, that’s taken on an annual basis that really goes towards insurance and storage.

As I mentioned, we’ve got an incredible storage location, an insurance on, uh, high quality art is relatively expensive. Um, so, so we take that as well. Uh, so that’s what’s a benefit to us. But really what’s, what’s a benefit? . Um, we haven’t gotten into this and we probably don’t wanna go too far down the rabbit hole, but because we’re building, uh, with tokens and it’s gonna be on blockchain, we can create these other experiences wherein people recognize the owners of our Warhols because the tokens will live on chain and you can build out a ton of other experiences on top of the core underlying asset, um, that get to be really, really interesting.

And it allows us to, to increase the efficiency of a lot. Um, these trades and transfers that you might see off of the blockchain otherwise. Uh, and I’m trying not to go too deep into, into the technical elements of it here, but there are effectively other things we can build on top of the offerings themselves, um, that start to become really compelling and engaging customer experiences.

And there’s other ways to sort of, um, monetize on that side as well. But at the start it’s really just, uh, I didn’t understand. Go ahead and explain what you’re talking about. Yeah. Okay. So let me, let me go into more detail here, right. Um, when you purchase, let’s say a stock or a share of something on like E-trade as an example, or Schwab or TD Ameritrade, something like that, they just have a registry over there that they keep online that you, Jim, or an owner in, let’s just say Apple stock.

And that’s kind of where it ends. They have a transfer agent, and the transfer agent knows that you’re on the cap. For, for Apple stock and tell privately, our approach is saying we’ll do that as well and we’ll have a transfer agent that shows that Jim is an owner, uh, a partial owner of this, you know, Maryland token.

Um, but then because it’s tokenized also on blockchain, well, we can start to interact with other protocols that can see that token on blockchain. So imagine if like every other financial institution could see that. An owner of Apple Stock and then they could build their own experiences that allow you to engage.

um, even platforms that you’re not, uh, you know, a builder on, you can engage with those things because the asset has been tokenized. I know it sounds a little bit arcane right now. Uh, and, and I don’t wanna throw around too many words like, like metaverse as an example, but because our ownership is going to be represented in a certain way at its core, There will be a future where there’s increased utility for that ownership that does not exist for assets that aren’t on a blockchain.

I think the metaverse is fundamentally broken once they introduce Zuckerberg’s avatar. Yes. The whole damn thing, that was, that broke my soul. I, I gave up. I was like, the hell with that. You know, I, I was hesitant to even use the word metaverse right now. Partially for that reason. And we’re not, to be very clear, we’re not building a metaverse, but there’s just this one, the fundamental difference about tokens.

On a blockchain versus assets that are not on a blockchain that make them discoverable and that make them composable and other people can build experiences for owners that you wouldn’t otherwise be able to build, like special tickets to a real Warhol exhibit. Uh, so that’s, that’s one element, uh, that could be offered.

We we’re not doing that currently, but I’ll give you an an example. Um, there’s something, there’s a place called Decentral Land and a place called Sandbox that are connected to, to Ethereum and people can build their own little virtual worlds there. Uh, and people go and they connect their web three wallet when they engage with that experience.

Right? So you, you show up on. Let’s just say decentral land. You connect your wallet, and then decentral land is aware of all the assets that are in your wallet. So if you wanted to have a house in decentral land, let’s say you wanted to have the Playboy mansion in Decentral land, and there were a room full of art in there, you could only allow people to enter that room full of art if they actually held one of the tokens in their.

And now anyone can go build something like Decentral Land or like Sandbox or any another, any other number of protocols and recognize the tokens that exists on the Ethereum blockchain. Um, so that different experience, again, you’re having this virtual experience and it’s gated based upon someone owning a certain type of token.

But you could imagine that’s just like a small example. You could, anyone’s imagination is sort. Uh, what’s at, what’s at play here when it comes to recognizing value that exists on the blockchain? Hopefully that’s helpful, and I know I just lost 70% of your users or your listeners, but that’s okay.

All right., I’m trying to figure out, Colin, how you get Rich from this. And other than say if the painting double, you’re still just done for the management fee. Plus I’m sure you own some of the painting too, you know, that would make sense that you get a cut of the painting, you know, a big cut. Sure. But still, you’re o only limited to.

Well, if I look at this straight up, see I don’t understand everything that you just said, but if I look at, sure, just straight up, your only upside is pretty much limited to the amount of upside that the painting goes up, and that’s not billionaire money. So why are you doing this with your pedigree and stuff?

You should be. Creating the next fake N F T or something, you know, like that. We’re specifically, so there are things that matter to us. What matters to me is that we make humans more efficient, and the things that I just described to you, like having the value exist on a blockchain, the more value that exists on blockchain, the more efficient we all are.

As humans, we can transfer things more efficiently, we can swap things more efficient. We can utilize financial instruments much more efficiently rather than having everything just siloed like you and just Schwab or you and just TD Ameritrade. Imagine if you could swap any asset that you own with any other asset because they live in one common home and we’re specifically trying to.

Bring that reality to life where there are more assets that live on blockchain so that we can all be more efficient as humans. And I will say the world that I just described, right, where there are these sort of virtual ways to represent ownership. Um, we also will be at some point in the future able to sell, for instance, frames to the artwork or sell, uh, a new type of gallery or a new, uh, a new experience within the virtual gallery to people.

Own pieces of artwork or people who rather invest in the tokens, right? So we can say for instance, alright, if you own all five of the first offering, if you own tokens from, uh, the Maryland, the Mickey, the James Dean, the mc, Jagger, and Shoes, then we can open up an entire new. Uh, sort of virtual experience for you so we can continue building on top of the baseline assets and there will be revenue opportunities for us as Freeport there as well that are digitally based.

So it’s not just the assets at the start, that’s just, it’s really the beginning of the story and we think. The beginning of some incredible opportunities for our collectors, uh, to go engage with the rest of the world and engage with the blockchain community in really interesting ways. Um, so there’s a lot more to come on that front, but I don’t want to overpromise right now.

Because that’s kind of a phase two, right? Right. Now it’s, we’ve read the thing from the S sec C. We can promise anything we want at this time., everyone gets a bunny. Also. They all get bunnies., honestly, we’d be, we’d be pre-sold out right now if we offered bunnies along with every token. Imagine what haven’t thought came with kittens,

The internet would explode for sure. Colin, I can’t wait to see how this one plays out. I love it and I. Uh, this is the essence of entrepreneurship. Just crazy ideas that make a ton of sense, and so I can’t wait to see how it plays out. Congratulations. Thank you. Very, it’s, it’s been a pleasure to be here.

Honestly. Very fun to talk to you. Uh, fingers crossed that the launch goes well here soon. Uh, and I love, I love being here. Well, you’ll come back and we will find out more as this story goes along, cuz we’d love to see how it plays out and stuff. So, real quickly, uh, on the show, I am on the record and my, on the records are almost always true.

I’m, uh, predicting that the Biden administration comes out with a significant ruling. That just by creating this or releasing this piece of paper makes cryptocurrencies almost illegal in the United States. I am hearing people, I know people, I hear things. I know people in Washington. I, I I’m just hearing this from multiple different people who shouldn’t be talking about it.

Do you have any thoughts, ? Um, yeah, I don’t think that’s true. I, I, Look, certainly there’s some fear. Biden is, is of, you know, an earlier, uh, older generation, let’s just say, and there’s fear that elements of crypto could be destabilizing. I think those fears are overblown and what we’re likely to see are some attempts to sort of shadow ban crypto in some ways by, you know, influencing the banking, the banking sector.

So we may see that, but at the end of the day, if you look internationally, Um, how much crypto is growing and sort of, uh, the user base is growing, adoption is growing, and other countries are offering more, uh, let’s just say appealing regulatory frameworks. We’ll see a lot of the builders in this space move to, you know, Portugal or move to Singapore or move to e even, uh, Puerto Rico, um, in an attempt to continue building and because it’s a global infrastructure.

What it means is if the US government decides to, you know, fully opt out of participating in it, which again, I don’t think is going to be the case because they’ll see the impact here, but if they do, we’re gonna be at a severely disadvantaged, uh, economic position. Um, that I really, really don’t think, uh, I don’t think we’re gonna wanna be in that position given the magnitude of changing sort of the fundamental underlying infrastructure of finance.

Um, so I think what’ll happen. We’ll be constrained for a bit. We’ll get regulation probably within the next administration. I, I can’t see anything passing in Congress currently. Um, and it’ll be, it’s gonna come down reasonable. The media lull in August is what I’m hearing. Like August. That’s, that’s what you think?

Yep. That’s what I’m hearing. Uh, N F t Monkey Colin, n f Nft Monkey Thoughts Defense, please. What are your NFT monkey thought? Um, is this just a general thought on N F T Uh, ? Yes. Is NFT Monkey a specific thing or just generally what’s up? Well, there isn’t, I mean, if we did the most famous N F T it is the monkey I’m afraid of.

Yeah. The Boor Board Apes. Yeah. Yeah, yeah. Okay. I, I’ll give you a, a quick snippet on those too. Um, I think, look, there are cultures and there are communities that have been built., uh, speculation, complete speculation. And there are cultures and communities that have been built upon actual stories and, uh, like togetherness and that, that are ac that are based upon something that’s more of a, uh, a human gathering spirit.

That spirit than just, Hey, I wanna make money as quickly as possible on this thing. Uh, I think most of those, 99% of those are going away. The ones that are pure speculation and a few. Um, that survive are gonna continue to survive and likely be kind of the blue chips in the space and the rest will be beholden to.

um, culture, frankly, like when you think about sneaker drops or you think about other collectibles and the things that people just decide are worth a lot of money because other people decide they’re worth a lot of money, NFTs fit squarely in that space, A large proportion of themselves. Wow. Wow. Colin.

Wow. Wow. I don’t like you at all anymore. You’re no longer my friend. We’re gonna have to edit. We’re just not even gonna air. That’s . Just cut it off. Yeah., because I’m a, I collect collections. I am an avid collector. I started off with Mari China, uh, queen Elizabeth wedding pattern, the 2 45 1. I love it. Uh, I, I support that.

Be clear. I have tons. I have, so I have 47 play settings with each person having 16 pieces of China in front of them., don’t laugh, Colin. I’m being honest, and then I collected, I’m laughing with you. Okay. Yeah. Rin Spooner shirts. Rin Spooner is the high end Hawaiian shirt, and by the way, it’s the most collected, uh, clothing item in the world.

The Rin Spooner marketplace is huge. And, uh, matchbox cars. Oh, I love that. I love that. I used to own some Matchbox cars. Um, so, but what I’m, what I’m saying here is it’s good that culture can define the things that matter to it. There are some NFTs that are culturally significant that show the technology and what it represents.

And like Crypto Punks as an example, will always be that. And it’s good that people can create communities and decide that there’s value surrounding that community. And blockchain technology allows for those people to get together more. And I think that’s a good thing. I think when people try to just get ri, get rich quick and they just listen to people who are shilling things on YouTube or crypto Twitter, uh, and they lose all their money, that that’s, that’s a terrible thing.

Um, but we’ll see. A few will have staying power. Uh, a large number will not a lot of fun will be had with memes in the meantime and kind of making fun of the silliness of it all. Um, but then some serious things will emerge as well. So, uh, you know, time will. Uh, I promise some of the things are as worth collecting as the Hawaiian shirts, uh, that, that you collect.

How do we find, which I’m gonna look into now, you online, get in touch with you, give us a url. . Yeah, so freeport.app is where people can go to sign up for the wait lists and learn more about the first collection that we’re gonna be launching here shortly. Uh, they can also follow us on Twitter at freeport underscore app, or they can follow me at Colin h Johnson on Twitter.

Um, or just frankly send me an email, colin@freeport.app. We’re we’re small enough that I’m willing to put that out there. Colin, thank you so much. We’d love to have you back and follow the. . Awesome. Thank you so much, Jim. I appreciate it and we will be right back.

what we plan on doing here is really giving access to people, to this type of fine art who could never access it before we, we really fundamentally believe.

little bit crazy that only the top 1%, uh, of humans and especially those in the United States, are able to afford these types of paintings, are able to afford this asset class. Uh, and our technology allows us, uh, to give that access to effectively anyone who can afford to pay a few hundred bucks. Uh, so at the core, that’s what we’re up to, but there’s a lot of other fun stuff that’s going on underneath the hood in addition to the actual, uh, physical investment.

An affiliate of Freeport is anticipating making an offering of securities under Tier 2 of Regulation A. No money or other consideration is being solicited and, if sent in response, will not be accepted. No offer to buy securities can be accepted, and no part of the purchase price can be received, until an offering statement filed with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification by the SEC or as stated in the offering materials relating to an investment opportunity, as applicable. An indication of interest involves no obligation or commitment of any kind.

View offering circular.

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Official Press Release

Freeport completes SEC review, soon to launch tokenized art platform with offerings by Andy Warhol

Freeport will launch its platform for fine-art investing, starting with 4 iconic Warhols from collectors including the legendary Baby Jane Holzer. By tokenizing fine art, the platform expands access for retail and accredited investors to a historic safe-haven asset class.

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New York, April 2023 — Freeport, a platform and community gallery for tokenized fine art, announces it has completed its Reg A review with the U.S. Securities and Exchange Commission ahead of the launch of its blockchain-based platform with an exclusive four-piece collection of Andy Warhol prints. Partially acquired from the collection of Jane Holzer, the launch collection includes prints of iconic blue-chip Warhol works such as "Marilyn" (1967), "Double Mickey" (1981), "Mick Jagger" (1975), and "Rebel Without a Cause (James Dean)" (1985). Each of the four Warhol prints is limited to only 1,000 lots, with waitlist members gaining first access to the artwork.

Blockchain technology has opened up access to exclusive investment opportunities that were once out of the reach of the average retail investor, especially today's younger generation. However, in the case of fine art, the entry bar remains too high for everyday retail investors, leaving them unable to participate in an investment class that has outperformed the S&P 500 over the last 25 years, and is often insulated from wider market conditions.

Completing the Reg A review with the SEC paves the way for Freeport to launch its platform in April. Freeport opens the door for anyone to own equity in blue-chip fine art. Freeport fractionalizes shares of fine artworks in the form of security tokens on the Ethereum blockchain. The platform's first collection will consist of four iconic Andy Warhol prints, with select works acquired from the private collection of famous art collector and original Warhol collaborator Jane Holzer. Each piece consists of 10,000 shares, with a minimum of 10 per individual, allowing no more than 1,000 individuals to own a piece of each Warhol.

The Freeport platform is more than just an investment platform. It also facilitates experiences where community members can interact with the pieces they invest in. Customers can display their pieces in a high-resolution personal gallery, select frames, and view other community members' galleries with rich social interactions that include comments, likes, and more.

"We are beyond thrilled to launch the Freeport platform and start opening access to the once-exclusive world of fine-art investing," said Colin Johnson, CEO and Co-Founder of Freeport. "As more and more value moves on-chain, fractionalized art is increasingly being sought after by a younger, yet less financially flexible, class of investors. Our platform goes far beyond just fractionalizing shares of fine art into security tokens—we've built a fully-immersive and interactive platform hosting an art-centric community and redefining the ownership experience surrounding fractionalized art."

About

About Freeport:

Founded in 2022, and based in New York City, Freeport is the pioneering platform for fine-art fractional investment, opening to tokenized works of art in the form of an SEC-

pr.reblonde.com

Download All images

New York, April 2023 — Freeport, a platform and community gallery for tokenized fine art, announces it has completed its Reg A review with the U.S. Securities and Exchange Commission ahead of the launch of its blockchain-based platform with an exclusive four-piece collection of Andy Warhol prints. Partially acquired from the collection of Jane Holzer, the launch collection includes prints of iconic blue-chip Warhol works such as "Marilyn" (1967), "Double Mickey" (1981), "Mick Jagger" (1975), and "Rebel Without a Cause (James Dean)" (1985). Each of the four Warhol prints is limited to only 1,000 lots, with waitlist members gaining first access to the artwork.

Blockchain technology has opened up access to exclusive investment opportunities that were once out of the reach of the average retail investor, especially today's younger generation. However, in the case of fine art, the entry bar remains too high for everyday retail investors, leaving them unable to participate in an investment class that has outperformed the S&P 500 over the last 25 years, and is often insulated from wider market conditions.

Completing the Reg A review with the SEC paves the way for Freeport to launch its platform in April. Freeport opens the door for anyone to own equity in blue-chip fine art. Freeport fractionalizes shares of fine artworks in the form of security tokens on the Ethereum blockchain. The platform's first collection will consist of four iconic Andy Warhol prints, with select works acquired from the private collection of famous art collector and original Warhol collaborator Jane Holzer. Each piece consists of 10,000 shares, with a minimum of 10 per individual, allowing no more than 1,000 individuals to own a piece of each Warhol.

The Freeport platform is more than just an investment platform. It also facilitates experiences where community members can interact with the pieces they invest in. Customers can display their pieces in a high-resolution personal gallery, select frames, and view other community members' galleries with rich social interactions that include comments, likes, and more.

"We are beyond thrilled to launch the Freeport platform and start opening access to the once-exclusive world of fine-art investing," said Colin Johnson, CEO and Co-Founder of Freeport. "As more and more value moves on-chain, fractionalized art is increasingly being sought after by a younger, yet less financially flexible, class of investors. Our platform goes far beyond just fractionalizing shares of fine art into security tokens—we've built a fully-immersive and interactive platform hosting an art-centric community and redefining the ownership experience surrounding fractionalized art."

About

About Freeport:

Founded in 2022, and based in New York City, Freeport is the pioneering platform for fine-art fractional investment, opening to tokenized works of art in the form of an SEC-authorized security token. Freeport's platform, built on the Ethereum blockchain, is designed to enhance asset ownership with seamless coalescence of the physical and digital worlds. By focusing on premier-level artistic assets, Freeport goes beyond fractional-investment in premier and fine art by offering an immersive visual experience for users to engage with their own, and other's art, in a digital-gallery environment. Learn more at https://freeport.app/

Leadership

Colin Johnson, CEO & Co-Founder at Freeport
Jeff Kaplan, COO & Co-Founder at Freeport
Maxwell Goldstein, VP Blockchain and Partnerships & Co-Founder at Freeport
David Lumley, CTO & Co-Founder at Freeport

Social Links

Media Contact

Ari Karp
ari@reblonde.com

Publicized by ReBlonde - Technology Public Relations Agency

Freeport TikTok Transcript 3.16.23

[Colin]

Okay, what do you think about when you think about fine art? Butlers, investment bankers, auction houses - things like that. Well that all used to be relevant, and its unfortunately still kinda relevant now too. But it turns out that basically anyone can invest in shares of fine art for less than $200. Now, what else can you get for $200? A netflix subscription for a year, a few gallons worth of gas - maybe fill up a tank - four eggs at the supermarket? I’m just kidding that should get you at least 8 or 9 eggs. But instead of buying any of those things you should check out Freeport where you can start collecting shares in the same kind of art that billionaires have been hoarding for the last thousand years. The waitlist is now open.

An affiliate of Freeport is anticipating making an offering of securities under Tier 2 of Regulation A. No money or other consideration is being solicited and, if sent in response, will not be accepted. No offer to buy securities can be accepted, and no part of the purchase price can be received, until an offering statement filed with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification by the SEC or as stated in the offering materials relating to an investment opportunity, as applicable. An indication of interest involves no obligation or commitment of any kind.

Freeport @freeport_app · Now

✅Lights
✅Camera
✅Warhols

If you like behind the scenes footage of epic artwork by an American great, there's something you should probably see 📽️

Here's a sneak peek of the upcoming collection. Join the waitlist today.

Visit https://t.co/ADmCJcEz3l for disclosures

Video copy:

Warhol collection launching May 10th
Join the waitlist today at Freeport.app

[Marilyn cut out face painting fades in]

Join the Waitlist

Freeport.app

[Freeport logo]

An affiliate of Freeport is anticipating making an offering of securities under Tier 2 of Regulation A. No money or other consideration is being solicited and, if sent in response, will not be accepted. No offer to buy securities can be accepted, and no part of the purchase price can be received, until an offering statement filed with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification by the SEC or as stated in the offering materials relating to an investment opportunity, as applicable. An indication of interest involves no obligation or commitment of any kind.

View offering circular.